Exhibit (e)(21)
CNA SURETY CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN

CNA SURETY CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN
     The CNA Surety Corporation Deferred Compensation Plan (“Plan”), is hereby established by CNA Surety Corporation, a Delaware corporation (the “Company”), effective as of January 1, 1998, subject to approval of the Company’s shareholders.
1. PURPOSES
     The purposes of the Plan are to enable the Company to attract, retain and motivate the best-qualified directors and to enhance a long-term mutuality of interest between the directors and shareholders of the Company by providing directors with an opportunity to defer the receipt of certain director’s fees and have them deemed invested in Stock Units (as defined below).
2. DEFINITIONS
     Unless the context requires otherwise, the following words as used in the Plan shall have the meanings specified below:
     (a) “Affiliate” means the Company and any other corporation which is a member of the same controlled group of corporations, as determined under Code Section 1563 (without regard to Code Section 1563(a)(4)), by substituting 50 percent for 80 percent wherever it appears.
     (b) “Annual Meeting” means the annual meeting of the shareholders of the Company.
     (c) “Beneficiary” means the person or persons who under the Plan becomes entitled to receive a Participant’s interest in the event of the Participant’s death and who has been designated as such by a Participant in a written notice received by the Company before such Participant’s death.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Common Stock” means the common stock of the Company, par value $0.01.
     (g) “Company” means CNA Surety Corporation, a Delaware corporation.
     (h) “Deferral Notice” — see Section 5(a).
     (i) “Deferred Compensation Account” means the account(s) maintained on the books of the Company for each Participant.
     (j) “Determination Date” means the date on which the amount of a Participant’s Deferred Compensation Account is determined as provided in Section 5 hereof. Each business day shall be a Determination Date.

     (k) “Disability” means a mental or physical condition which, in the judgment of the Board, renders a Participant unable to carry out his or her responsibilities as a director of the Company, and which condition is expected to be permanent or for an indefinite duration exceeding one year.
     (l) “Effective Date” means January 1, 1998, subject to the approval of the shareholders of the Company at the 1998 annual meeting of shareholders.
     (m) “Fair Market Value” as of any date means the closing price of a Share on such date (or, if no sale of Shares was reported for such date, on the next preceding date on which a sale of Shares was reported) as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, on such other national exchange or the over-the-counter market on which the Common Stock is principally traded); provided that if such Fair Market Value as of any date cannot be so determined, such Fair Market Value shall be determined by the Board by whatever means or method as it, in the good faith exercise of its discretion, shall at such time deem appropriate.
     (n) “including” means including without limitation.
     (o) “Participant” means, as of any date, a person who, at the close of business on such date, is director of the Company, but is not an employee of the Company or any Affiliate.
     (p) “Plan” means the CNA Surety Corporation Director Deferred Compensation Plan, as set forth herein and as may be amended from time to time.
     (q) “Quarterly Retainer” means the aggregate amount of any quarterly retainer fees that are payable from time to time by the Company to a Participant in cash for any services to be performed by the Participant as a member of the Board or any committee thereof, but excludes any meeting fees for attending meetings of the Board or a Board committee.
     (r) “Securities Act” means the Securities Act of 1933, as amended.
     (s) “Share” means a share of Common Stock.
     (t) “Stock Units” — see Section 5(c).
3. ADMINISTRATION
     (a) Rules; Interpretation; Determinations. Subject to the provisions of the Plan, the Board has full authority to interpret and administer the Plan, to establish, amend and rescind rules for carrying out the Plan, to construe agreements and to make all other determinations and to take all other actions that it deems necessary or desirable for administering the Plan; provided, however, that no such interpretation, rule or determination shall change criteria for the determination of Participants in the Plan, the amount of deferrals permitted or the amount or frequency of any award that may be granted under the Plan (except for changes that result solely from changes in the amount of the Quarterly Retainer). Each determination, interpretation or other action made or taken by the Board shall be final and binding for all purposes and upon all persons.
     (b) Agents; Expenses. The Board may appoint agents (who may be employees of the Company) to assist in the administration of the Plan, and may authorize such persons to execute agreements or other documents on its behalf. The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including for the engagement of any counsel, consultant or agent, shall be paid by the Company.
     (c) No Liability. No director or former director or any agent designated pursuant to Section 3(b) shall be liable for any action or determination made in good faith with respect to the Plan or any Award.
4. SHARES; ADJUSTMENT UPON CERTAIN EVENTS
     (a) Shares. Shares to be issued or delivered under the Plan may consist, in whole or in part, of treasury shares or authorized but unissued Shares not reserved for any other purpose. The aggregate number of Shares that may be delivered under the Plan shall not exceed one hundred sixty thousand (160,000), except as provided in this Section.
     (b) Certain Adjustments. In the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, the Board shall appropriately adjust the aggregate number of Shares available under the Plan. The Board’s determination shall be conclusive.
5. DEFERRED COMPENSATION PROGRAM
     (a) Deferral Election. On or before the last day of any calendar quarter ending on or before December 31, 2007, a Participant may elect to defer receipt of all or any specified portion, in multiples of 10%, of the cash portion of any Quarterly Retainer payable in respect of the calendar quarter following the quarter in which such election is made, and to have such amounts credited to such Participant’s Deferred Compensation Account. Any person who shall become a Participant during any calendar quarter may elect, not later than the 30th day after his or her term as a director begins, to defer payment of all or any portion of his or her Quarterly Retainer payable for the portion of such calendar quarter following such election. Also, Deferral

Elections as to the Quarterly Retainer for the first calendar quarter of 1998 may be made in any event up to the 30th day following adoption of the Plan by the Board.
     (b) Form and Duration of Deferral Election. A deferral election shall be made by written notice (a “Deferral Notice”) filed with the Secretary of the Company. Such Deferral Notice (including the Distribution Election thereunder) shall continue in effect (including with respect to the Quarterly Retainer, if any, payable for subsequent calendar quarters ending no later than December 31, 2007) unless and until the Participant revokes or modifies such election by filing a new Deferral Notice with the Secretary of the Company. Any such revocation or modification of a Deferral Notice shall become effective as of the end of the calendar quarter in which such notice is given and only with respect to the Quarterly Retainer, if any, payable for services rendered after such effectiveness. Amounts credited to the Participant’s Deferred Compensation Account prior to the effective date of any such revocation or modification of a Deferral Notice shall not be affected by such revocation or modification and shall be distributed only in accordance with the otherwise applicable terms of the Plan. A Participant who has revoked an election to participate in the Plan may file a new election to defer the Quarterly Retainer, if any, payable for services to be rendered in the calendar quarter following the quarter in which such new election is filed.
     (c) Determination of Value of Account. The value of a Participant’s Deferred Compensation Account as of any date shall consist of the value of the Participant’s Deferred Compensation Account as of the immediately preceding Determination Date, plus the Participant’s deferrals pursuant to Section 5(a) since the immediately preceding Determination Date, reduced by the amount of all distributions, if any, made from such Deferred Compensation Account since the preceding Determination Date, and adjusted for the appropriate investment earnings and gains and/or losses and expenses pursuant to this Section 5(c) since the preceding Determination Date. Adjustments for earnings and gains and/or losses and expenses shall be made after the Deferred Compensation Account has been adjusted for any additions or distributions to be credited or deducted since the preceding Determination Date.
     (d) Deferred Compensation Account Adjustments. Deferred Compensation Accounts shall be deemed invested in Company Common Stock Units. The amount deferred pursuant to a Participant’s Deferral Election shall initially be deemed invested in a number of notional Shares (the “Stock Units”) equal to the quotient of (i) the amount deemed invested divided by (ii) the Fair Market Value on the date the amount is deemed so invested. Fractional Stock Units shall be credited, but shall be rounded to the nearest one-hundredth, with amounts equal to or greater than .005 rounded up and amounts less than .005 rounded down. Whenever a dividend (other than a dividend payable in the form of Shares) is declared with respect to the outstanding Shares, the number of Stock Units credited to the Participant’s Deferred Compensation Account shall be increased by the number of Stock Units determined by dividing (i) the product of (A) the number of Stock Units credited to the Participant’s Deferred Compensation Account on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a Share (or, in the case of any dividend distributable in property other than Shares, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (ii) the Fair

Market Value on the related dividend payment date. In the case of any dividend declared on Shares which is payable in Shares, the amount credited to a Participant’s Deferred Compensation Account shall be increased by the number of Stock Units equal to the product of (i) the number of Stock Units credited to the Participant’s Deferred Compensation Account on the related dividend record date and (ii) the number of Shares (including any fraction thereof) distributable as a dividend on a Share. In the event of any change in the number or kind of outstanding Shares by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Shares, other than a stock dividend as provided above, the Company shall make an appropriate adjustment in the number of Stock Units credited to the Participant’s Deferred Compensation Account.
     The Company may, but is under no obligation to acquire any investment or otherwise set aside assets for the deemed investment of Deferred Compensation Accounts hereunder. The Company shall determine the amount and rate of investment gains or losses with respect to any such investment option for any period, and may take into account deemed expenses which would be incurred if actual investments were made.
     (e) Vesting of Deferred Compensation Accounts. A Participant shall be 100% vested in the value of his or her Deferred Compensation Account at all times.
     (f) Distribution Elections. At the time a Participant makes a deferral election pursuant to Section 5(a), the Participant shall also include in the Deferral Notice a written election (a “Distribution Election”) with respect to the following:
          (i) whether the distribution to such Participant shall commence (A) on the first business day of any calendar year specified by the Participant that is more than 24 months after the month in which the Participant’s last deferral under the applicable Deferral Notice was made, or (B) immediately following the date the Participant ceases to be a director; provided that in no event shall distribution of any deferred amount be made until at least six months have elapsed after such deferral is credited to the Participant’s Deferred Compensation Account; and
          (ii) whether such distribution shall be in one lump sum payment or in such number of annual installments (not to exceed ten) as the Participant may designate.
The Distribution Election may be modified in accordance with the procedures set forth in Section 5(b); provided that any such modification shall be effective with respect to only distributions relating to deferrals of Quarterly Retainer for services rendered in the quarter or quarters after the quarter in which the Distribution Election is modified.
     (g) Manner of Plan Distributions. Each distribution to or for the account of a Participant from the Deferred Compensation Account shall be made in accordance with the Distribution Election made by such Participant in accordance with Section 5(f) and shall be paid in whole shares of Common Stock, with the value of any fractional share of Common Stock (rounded to the next lowest one-hundredth of a dollar) payable in cash; provided, however, that if a Participant elected a distribution in accordance with Section 5(f)(i)(A) and the year of such Participant’s termination of service on the Board occurs prior to the year designated pursuant to Section 5(f)(i)(A), the entire value of the Participant’s Deferred Compensation Account shall be distributed in a lump sum in the year of such termination of service, but at least six months following the last date an amount of deferred fees is credited to such Participant’s Deferred Compensation Account. If a Participant has failed to specify a commencement date for a distribution in accordance with Section 5(f), such distribution shall be made immediately following the date the Participant ceases to be a director, or, if later, the first business day occurring more than six months following the last date an amount of deferred fees is credited to such Participant’s Deferred Compensation Account. If a Participant has failed to specify in accordance with Section 5(f) that a distribution shall be made in a lump-sum payment or a number of installments, such distribution shall be made in a lump-sum payment. In the case of any distribution being made in annual installments, each installment after the first installment shall be paid on the first business day of each subsequent calendar year until the entire amount subject to such installment Distribution Election shall have been paid.
6. NONTRANSFERABILITY OF DEFERRED COMPENSATION ACCOUNTS
     A Participant’s Deferred Compensation Account shall not be transferable by the Participant otherwise than by will or under the applicable laws of descent and distribution. In addition, no portion of a Participant’s Deferred Compensation Account shall be assigned, negotiated, or pledged in any way (whether by operation of law or otherwise), and no portion of a Participant’s Deferred Compensation Account shall be subject to execution, attachment or similar process.
7. EFFECTIVENESS, TERMINATION AND AMENDMENT
     (a) The Plan shall become effective on the Effective Date and shall terminate at the close of business of December 31, 2007, unless sooner terminated pursuant to paragraph (b) below; provided that amounts deferred prior to December 31, 2007 to be deferred shall continue to be deferred in accordance with the terms of the Plan.
     (b) The Board at any time or from time to time may amend or terminate the Plan without the approval of the shareholders of the Company; provided that (i) any amendment of the Plan shall be subject to the approval of the shareholders of the Company to the extent that such approval is then required under the listing requirements of any securities exchange on which the Common Stock is then listed and (ii) no termination, amendment or modification of the Plan may, without the consent of a Participant, impair the rights and obligations of such Participant arising under any then-outstanding Deferred Compensation Account.

8. GENERAL PROVISIONS
     (a) No Right to Remain as a Director. The existence of Plan shall not obligate the Company or its shareholders to retain any Participant as a director nor shall it obligate any Participant to remain as a director of the Company.
     (b) Investment Representation; Registration. If the Board determines that the law so requires, a Participant (or his or her Beneficiary) shall, upon any distribution of Common Stock from a Participant’s Deferred Compensation Account, execute and deliver to the Company a written statement, in form satisfactory to the Company, representing and warranting that he or she is accepting the Shares then acquired for his or her own account and not with a view to the resale or distribution thereof, that any subsequent offer for sale or sale of any such Shares shall be made either pursuant to (i) an effective registration statement under the Securities Act, or (ii) an exemption from the registration requirements of such Act, as provided in a favorable written opinion from counsel approved by the Company as to the availability of such exemption.
     (c) No Right to Specific Assets. Nothing contained in the Plan and no action taken pursuant to the Plan shall create a trust of any kind or any fiduciary relationship between the Company and any Participant, the executor, administrator or other personal representative or Beneficiary of such Participant, or any other persons; provided, however, that the Company may at any time establish one or more trusts to pay benefits under the Plan; provided, further, that to the extent that payments are made from such trust, such payments will satisfy the Company’s obligations under the Plan. To the extent that any Participant or his or her Beneficiary executor, administrator, or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
     (d) Rights as a Shareholder. A Participant shall have no rights as a shareholder of the Company with respect to any Share Units credited to his or her Deferred Compensation Account until he or she shall have received Shares on distribution of his or her Deferred Compensation Account.
     (e) Non-Exclusivity. The adoption of the Plan shall not limit the power of the Board to adopt any other incentive arrangements it may deem desirable otherwise than under the Plan.
     (f) Legends. Certificates for Shares issued upon pursuant to the Plan shall bear such legend or legends as the Company, in its discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act.
     (g) Necessary Approvals. If at any time the Board shall determine in its discretion that the listing, registration or qualification of the Shares covered by the Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale of Shares under the Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.
     (h) Withholding Taxes. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes in connection with any distribution from a Deferred Compensation Account. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Board may prescribe.
     (i) Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     (j) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
     (k) Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Illinois, excluding the conflict of laws principles thereof.

CNA SURETY CORPORATION

By:	/s/ Mark Vonnahme
Mark Vonnahme
President and Chief Executive Officer

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
THE INFORMATION PROVIDED BELOW IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN AND APPLICABLE AWARD AGREEMENTS.
Prospectus
December, 1997
CNA SURETY CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN
Introduction
     Effective Date. The Board of Directors of CNA Surety Corporation (the “Company”) adopted the CNA Surety Corporation Director Deferred Compensation Plan effective January 1, 1998, subject to shareholder approval (the “Plan”).
     Purpose of Plan. The purpose of the Plan is to assist the Company in attracting, retaining and motivating the best-qualified directors, to enhance the long-term mutuality of interests between directors and the Company’s shareholders, by providing Non-employee Directors with an opportunity to defer certain fees under the Plan and have them invested in Stock Units.
     Eligibility. You are eligible to participate in the Plan if you are a director of the Company who is not an employee of the Company or an employee of any affiliate of the Company (a “Non-employee Director” or “Participant”).
     Definitions. The meanings of capitalized terms either appear immediately preceding the first time the capitalized term appears in parentheses, or are contained in the “Definitions” section at the end of this Prospectus.
Deferred Compensation
     The Plan provides an opportunity for you to defer receipt of all or a portion of your Quarterly Retainer and earn a rate of return based on the performance of Company common stock.
     When and How Can I Make a Deferral Election? You may elect to defer receipt of all or any portion you specify (in 10% increments) of your Quarterly Retainer. To defer your Quarterly Retainer you must provide written notice to the Secretary of the Company which must be filed with the Company:
(i)	within 30 days after the Plan is approved by the Board (covering Quarterly Retainer fees to be earned in 1998 or later);

(ii)	within the first 30 days after you become an Non-employee Director (covering Quarterly Retainer fees to be earned at any time after the filing of such election); or.

(iii)	on or before the last day of any calendar quarter (covering Quarterly Retainer fees to be earned after such quarter).
     May I Revoke or Modify a Deferral Election? Your election will continue in effect until you revoke or modify your election by providing written notice to the Secretary of the Company. A revocation or modification of your deferral election will not become effective until the end of the calendar quarter during which the notice is given. Amounts credited to your Account prior to the effective date of any revocation or modification of the deferral election will not be affected by such revocation or modification. Revoking a deferral election will not affect your right to make a new election to defer your Quarterly Retainer for services to be rendered in the next calendar quarter.
     When and How Will My Deferred Amounts be Credited? Your deferred amounts will be credited to an Account and will deemed to be invested in a number of Stock Units equal to the amount of the deferred portion of your Quarterly Retainer divided by the Fair Market Value of a share of the Company Common Stock as of the date the Quarterly Retainer would otherwise have been paid.
     What are Stock Units? Stock Units are unsecured commitments of the Company that are intended to represent the economic equivalent of one share of Company Common Stock.
     How are Stock Units Valued? Each Stock Unit changes value daily, based on the Fair Market Value of the Company’s Common Stock. When the Company pays any dividends to the holders of the outstanding shares of Company Common Stock, dividends will be credited to your account in the form of Stock Units in an amount equal to the number of Stock Units in your Account as of the record date set by the Company for the payment of dividends multiplied by the value per share of the dividend (as the Committee determines in the case of dividends paid other than in cash), divided by the Fair Market Value of the Company Common Stock on the date the Company pays such dividends.
     How and When Will My Deferred Compensation be Paid to Me? You may elect in writing to receive distributions from your Account as a lump sum payment or in up to 10 annual installments. You may also elect to receive your lump sum payment or your first installment payment (i) on the first business day of any calendar year specified that begins at least 24 months after the deferral election is filed, or (ii) immediately following the date you cease to be a director. Any remaining installment payments will be paid on the first business day of each subsequent calendar year. If you do not specify how your Account distribution is to be paid, you will receive it in one lump sum. If you do not specify when you want to your distributions to begin, they will begin immediately following the date on which you cease to be a director.
     If you elect to have your distribution made (or commence) on the first business day of a calendar year, and you cease to be a director prior to such day, your Account will be distributed in a lump sum immediately after you cease to be a director.
     No deferred amount will be distributed until at least six months has elapsed after the amount was credited to your Account.
     May I Modify My Specifications Regarding the Distribution of My Account? You may modify your specifications regarding the distribution of your Account. However, such modification will only be effective with respect to distributions relating to deferrals made to your Account after the calendar quarter in which your election is modified.
Director and Shareowner Rights
     The making of a Deferral Election does not obligate the Company to retain you as an Non-employee Director, nor are you obligated to remain as an Non-employee Director of the Company.
     In general, the election to defer, and the crediting of Stock Units to your Account do not give you any right as a shareowner of the Company with respect to the shares which may be deliverable upon distribution of your Account until the shares have been delivered to you.
Federal Income Tax Treatment
     The following discussion is limited to United States federal income tax laws in effect in December, 1997. You are urged to consult your tax advisors, as the federal income tax laws change from time to time. In addition, options and restricted stock may be subject to state and local taxation.
     Deferred Compensation.
          General Rule. Generally, a Participant does not realize any taxable income for federal income tax purposes on amounts deferred under the Plan (and earnings thereon) until such amounts (and earnings thereon) are paid or made available to the Participant. The value of the shares of Company Common Stock and any cash distributed or made available to a Participant from the Participant’s Account is taxable as ordinary income. Gain (or loss) in the value of the shares after distribution is taxable as capital gain (or loss). The amount of income that is taxable to the Participant will be subject to applicable withholding of federal, state and local income taxes. The Company will make arrangements with the Participant, before the delivery of any cash or shares to such Participant, for the payment of amounts required to be so withheld by the Company. Such payment may be in the form of (1) a cash payment by the Participant to the Company, (2) the withholding of such sums from compensation otherwise due to the Participant or from any shares due to the Participant under the Plan or (3) any combination of the foregoing.
     The Company.
          General Rule. The Company is entitled to a tax deduction in the same year the Participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by the Participant.
Additional Information About the Company and Documents Incorporated by Reference
     You may request, orally or in writing, a copy of the documents incorporated, or to be incorporated, by reference in the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission, which documents are hereby, or will be, incorporated by reference in this Prospectus. You may also request from the Company a copy, when available, of the Company’s latest Annual Report to Shareholders. All such documents are available to you without charge. You should direct such requests to the Company as follows:

Corporate Secretary
CNA Surety Corporation
CNA Plaza
Chicago, Illinois 60685
Phone: (312) 822- 1908
Other
     Plan Administration. The Plan is administered by the Board, which has the authority to interpret, administer and amend the Plan. The Plan is administered by the Board.
     Adjustments in Authorized Shares Subject to the Plan. In the event of any stock split, merger, consolidation, combination, spin-off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, the Board will adjust the number of shares of Company Common Stock which may be available for delivery under the Plan as the Board determines in its discretion to be appropriate.
     Termination of the Plan. The Plan will terminate on December 31, 2007 unless previously terminated at the discretion of the Board. Non-employee Director compensation deferred prior to December 31, 2007 will continue to be deferred in accordance with the terms of the Plan.
     Modifications or Amendments. The Board may modify or amend the Plan at any time without the approval of the shareholders of the Company, unless shareholder approval is required under applicable rules of the Securities and Exchange Commission or the New York Stock Exchange. In addition, the Board may modify or amend the Plan without the approval of Participants, unless such amendment or modification would adversely affect the rights and obligations of the Participants under any then outstanding deferred compensation account.
     Non-Transferability. You may not transfer any deferred compensation account except by will, by the laws of descent or pursuant to a beneficiary designation filed with the Company, to take effect in the event of your death prior to distribution of your Account(s).
     Scope of the Plan. The aggregate number of shares of Company common stock available under the Plan for distribution from all deferred compensation accounts under the Plan is one hundred sixty thousand (160,000).
     Certain Legal Provisions not Applicable. The Company believes that the Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974. The Plan is not qualified under Section 401(a) of the Internal Revenue Code.
Definitions
     Whenever used in this Prospectus:
     “Board” means the Board of Directors of the Company.
     “Company Common Stock” means the common stock, $0.01 par value, of the Company.

     “Fair Market Value” means, as of any specified date, the closing price of the shares of the Company Common Stock on the New York Stock Exchange, or any other national stock exchange or national market system on which the Company Common Stock is then traded, on the last preceding trading day on which the Company Common Stock was traded.
     “Quarterly Retainer” means the aggregate amount of any quarterly retainer fees that are payable from time to time by the Company to a Participant in cash for any services to be performed by a Participant as a member of the Board or any committee thereof, but excludes any meeting fees for attending meetings of the Board or a Board Committee.

CNA SURETY CORPORATION
Summary of Outside Director Deferred Compensation Plan

Plan Features	Plan gives non-employee Directors an opportunity to defer all or any portion of quarterly retainer (but not meeting fees).

Aggregate Shares Available Under Plan	160,000 shares for distribution from deferred compensation accounts (subject to anti-dilution adjustments).

Necessary Action	Board and stockholder approval (per NYSE rules).

Phantom Stock-based Rate of Return	Deferred fees are converted to phantom share units and credited to the Director’s deferral account. Cash dividends are also credited as share units. Share units are unsecured obligations of the Company, each with a value of one share of common stock.

Form of Distribution	Shares of common stock (and cash for any fractional shares).

Deferral Period	As determined by a participating Director: either for (i) any fixed number of years specified by Director or (ii) until termination of service as Director.

Deadline for Election	General rule: By the last day of the calendar quarter preceding the calendar quarter for which the quarterly retainer is to be deferred (or 30 days after Plan is adopted). Standing election applies to future quarterly retainers unless modified or revoked.

New outside directors: Within 30 days after becoming an outside Director. (Election relates only to quarterly retainers earned after deferral election.)

Tax Consequences	No taxable income to participating Director until year of distribution. Value of shares (and cash) distributed taxable at that time as ordinary income. Company has deduction in same year in same amount.

Section 16 Exemption	Stock units credited will be exempt if Board approves deferral elections each quarter OR at least 6 months elapse between crediting stock units and disposition of distributed shares.

Duration of Plan	Until December 31, 2007. Board may terminate earlier.